Exhibit 23.4

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the incorporation by reference in Heckmann Corporation’s Registration Statements (No. 333-159086 and No. 333-182068) on Form S-8, Registration Statements (No. 333-158266 and No. 333-179518) on Form S-3, Registration Statement (No. 333-154717) on Post Effective Amendment No. 1 to Form S-1 on Form S-3, and Registration Statement (No. 333-177343) on Form S-4 of our report dated November 6, 2012, relating to our audit of the consolidated financial statements of Badlands Energy, LLC as of and for the years ended December 31, 2011 and 2010, included in this annual report on Form 10-K of Heckmann Corporation.

/s/ Hein & Associates LLP

Denver, Colorado

March 18, 2013